EXHIBIT 99.1

        PRESS RELEASE OF FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.




                                                           FOR IMMEDIATE RELEASE
April 1, 2005

Contact:     Martin A. Thomson
             President and Chief Executive Officer
             Alpena Bancshares, Inc.
             (989) 356-9041

                FIRST FEDERAL OF NORTHERN MICHIGAN BANCORP, INC.
                          COMPLETES STOCK OFFERING AND
               SECOND-STEP CONVERSION OF ALPENA BANCSHARES, M.H.C.

     Alpena, Michigan - (April 1, 2005) First Federal of Northern Michigan Bancorp, Inc. (Nasdaq: FFNM)(the "Company") announced today that it completed its stock offering in connection with the second-step conversion of Alpena Bancshares, M.H.C. The Company, the successor to Alpena Bancshares, Inc., is the stock holding company of First Federal of Northern Michigan, a federal savings association.

     In the stock offering, shares representing Alpena Bancshares, M.H.C.'s ownership interest in Alpena Bancshares, Inc. were sold to investors. A total of 1,699,869 shares of common stock were sold at $10.00 per share. In addition, each outstanding share of common stock of Alpena Bancshares, Inc. as of the close of trading on April 1, 2005 was converted into the right to receive 1.8477 shares of the Company's common stock. Holders of stock certificates of Alpena Bancshares, Inc. will receive documentation to effect the share exchange; stockholders whose shares are held in street name will have the exchange effected automatically. Cash will be issued in lieu of fractional shares at a rate of $10.00 per share. The Company also issued 33,997 shares of common stock and contributed $339,997 in cash to First Federal Community Foundation, a new charitable foundation established in the conversion.

     As a result of the transaction, the Company will have 3,100,191 shares of common stock issued and outstanding, subject to adjustment for cash payments in lieu of fractional shares.

     Shares of the Company's common stock will trade on the Nasdaq National Market under the symbol "FFNM" beginning Monday, April 4, 2005.

     The subscription offering was managed by Ryan Beck and Co., Inc. Luse Gorman Pomerenk & Schick P.C. acted as special legal counsel to First Federal of Northern Michigan Bancorp, Inc. and First Federal of Northern Michigan.


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